                                                   REGISTRATION NO. 333-________
AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION  AUGUST 14, 2000

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                        --------------------------------
                                POPMAIL.COM, INC.
               (Exact name of registrant as specified in charter)

              MINNESOTA                               31-1487885
    (State or other jurisdiction                   (I.R.S. employer
  of incorporation or organization)             identification number)
                         1333 CORPORATE DRIVE, SUITE 350
                               IRVING, TEXAS 75038
                                 (972) 550-5500

  (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

                                                        COPIES TO:
          MR. GARY W. SCHNEIDER                   WILLIAM M. MOWER, ESQ.
         CHIEF EXECUTIVE OFFICER                MARTIN R. ROSENBAUM, ESQ.
            POPMAIL.COM, INC.                  CHRISTOPHER J. MELSHA, ESQ.
     1333 CORPORATE DRIVE, SUITE 350        MASLON EDELMAN BORMAN & BRAND, LLP
           IRVING, TEXAS 75038                     3300 NORWEST CENTER
             (972) 550-5500                 MINNEAPOLIS, MINNESOTA 55402-4140
                                                    (612) 672-8200
                                               FACSIMILE: (612) 672-8397

APPROXIMATE DATE OF THE COMMENCEMENT OF PROPOSED DISTRIBUTION: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

---------------------------- -------------------- ------------------------ ------------------------- ------------------
  TITLE OF EACH CLASS OF                             PROPOSED MAXIMUM          PROPOSED MAXIMUM          AMOUNT OF
        SECURITIES              AMOUNT TO BE          OFFERING PRICE          AGGREGATE OFFERING       REGISTRATION
     TO BE REGISTERED           REGISTERED(1)          PER SHARE (2)               PRICE(2)                 FEE
---------------------------- -------------------- ------------------------ ------------------------- ------------------
COMMON STOCK, PAR VALUE
$.01 PER SHARE                    5,800,000                $.875                  $5,075,000             $1,339.80
---------------------------- -------------------- ------------------------ ------------------------- ------------------

(1) Includes up to a maximum of 4,800,000 shares issuable upon the exercise of certain warrants.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act based upon a $0.875 per share average of the high and low prices of the Registrant's common stock on the Nasdaq Small Cap Market on August 7, 2000.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED AUGUST ____, 2000

                     SELLING SHAREHOLDER OFFERING PROSPECTUS

                                POPMAIL.COM, INC.

                        5,800,000 SHARES OF COMMON STOCK

         The 5,800,000 shares of common stock of PopMail.com, Inc. (the "Company") offered hereby on a resale basis by the selling shareholders identified on page 21 include (i) 1,000,000 shares issued to four investors in connection with June 2000 private placement; (ii) a maximum of 4,200,000 shares issuable upon the exercise of "Adjustable Warrants" issued to the June 2000 investors; (iii) 600,000 shares issuable upon the exercise (at a price of $1.00 per share) of warrants issued to the investors and certain selling agents in connection with the June 2000 private placement. We will receive no proceeds from the sale of the common stock by selling shareholder.

         Our common stock is listed on the Nasdaq SmallCap Market under the symbol "POPM." On August 11, 2000, the last sale price for the Common Stock as reported on the Nasdaq SmallCap Market was $_______.

         The shares offered by this prospectus involve a high degree of risk. SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DESCRIPTION OF FACTORS WHICH SHOULD BE CONSIDERED BY INVESTORS BEFORE PURCHASING THE SHARES OFFERED BY THIS PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. A REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE, AND MAY BE CHANGED. THIS PROSPECTUS IS INCLUDED IN THE REGISTRATION STATEMENT THAT WAS FILED BY POPMAIL.COM WITH THE SECURITIES AND EXCHANGE COMMISSION. THE SELLING SHAREHOLDERS CANNOT SELL THEIR SHARES UNTIL THAT REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THE SHARES OR THE SOLICITATION OF AN OFFER TO BUY THE SHARES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 The date of this Prospectus is August __, 2000.


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

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY ........................................................    3

RISK FACTORS ..............................................................    8

USE OF PROCEEDS ...........................................................   20

SELLING SHAREHOLDERS ......................................................   21

PLAN OF DISTRIBUTION ......................................................   22

WHERE YOU CAN FIND MORE INFORMATION .......................................   24

NOTE REGARDING FORWARD-LOOKING STATEMENTS .................................   25

LEGAL MATTERS .............................................................   25

EXPERTS ...................................................................   25

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES ............................   26



         No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this prospectus. You must not rely on any information or representations not contained in this prospectus, if given or made, as having been authorized by us. This Prospectus is not an offer or solicitation in respect to these securities in any jurisdiction in which such offer or solicitation would be unlawful. The delivery of this prospectus shall not under any circumstances, create any implication that there has been no change in our affairs or that the information contained in this prospectus is correct as of any time subsequent to the date of this prospectus. However, in the event of a material change, this Prospectus will be amended or supplemented accordingly.


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


                               PROSPECTUS SUMMARY

         As used in this prospectus, the terms "Company," "we," "us" and "our" refer to PopMail.com, inc. and its consolidated subsidiaries.

THE COMPANY

         PopMail.com, inc. (f/k/a Cafe Odyssey, Inc.) consists of two divisions, the Internet division and the restaurant division. Our Internet division consists of three companies, PopMail Network, Inc. ("PopMail Network"), based in Dallas, Texas, a provider of permission and affinity based email services to broadcast stations, professional sports teams and other brand name clients in the media and entertainment industries which creates an affinity network of high profile brands, IZ.com, Inc. ("IZ"), based in Bellevue, Washington, a provider of digital publishing services, newsletters and technology for high end brands and the recently-acquired Fan Asylum, Inc., based in San Francisco, California ("Fan Asylum"), a provider of official fan club sites for recording artists in the music industry. Our Internet division is in the business of connecting entertainment and media brands with their fans through the use of email, fan club sites and high end publishing tools.

         The restaurant division develops, owns and operates restaurants with multiple themed dining rooms designed to appeal to the upscale casual dining market. We have Cafe Odyssey restaurants at the Mall of America in Bloomington, Minnesota, which opened in June 1998, and in the Denver Pavilions in Denver, Colorado which opened in March 1999.

         We began operations as Hotel Mexico, Inc., which was incorporated in Ohio in January 1994. The Kenwood Restaurant Limited Partnership, an Ohio limited partnership was formed in June 1995 to own and operate the Kenwood Unit. Hotel Mexico's operations and the net assets of the Kenwood Restaurant Limited Partnership were combined in November 1996, and in August 1997, Hotel Mexico was reorganized as Hotel Discovery, Inc., a Minnesota corporation. On May 21, 1998, our Board of Directors and shareholders approved a change in corporate name from Hotel Discovery, Inc. to Cafe Odyssey, Inc.

         On September 1, 1999, we completed a merger with popmail.com, inc. ("Old Popmail"). Old Popmail was a provider of Internet email services to radio stations across the country. Following the merger, we changed our name from Cafe Odyssey, Inc. to PopMail.com, inc.

         On December 3, 1999, ROI Acquisition Corporation, a Texas corporation and our wholly-owned subsidiary, acquired, effective as of November 30, 1999, substantially all of the assets and assumed substantially all of the liabilities of ROI Interactive, LLC ("ROI"), a Texas limited liability company. ROI provides exclusive email service and permission-based, opt-in marketing services to broadcast stations and professional sports teams and other clients.

         Effective February 9, 2000, we acquired IZ.com Incorporated ("IZ.com"), a Delaware corporation. IZ.com is developing a high end authoring tool that will enable them to provide strong brand marketers with a multi platform tool for private label and vertical label publishing.

         Effective June 15, 2000, we acquired Fan Asylum, Inc., a California corporation. Fan Asylum operates and manages fan clubs and official artist web sites for some of the entertainment industry's most popular musicians and groups through the use of newsletters, email broadcasts, travel packages, tickets, concert hotlines and web page management. Currently, Fan Asylum manages fan clubs for 14 musicians or groups, including Aerosmith, Boyz II Men, Melissa Etheridge and Whitney

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

Houston, among others.

         Our executive offices are located at 1333 Corporate Drive, Suite 350, Irving, Texas 75038 and our telephone number is (972) 550-5500.

RECENT DEVELOPMENTS

         We completed our acquisition of IZ.com on February 9, 2000. Under the terms of the acquisition, IZ Acquisition Corporation, a Delaware corporation and our wholly-owned subsidiary, merged into IZ.com, and IZ.com became our wholly-owned subsidiary. In connection with the acquisition, IZ.com stockholders received shares of our Series F Convertible Preferred Stock in exchange for their IZ.com shares. As a result of the approval of our shareholders on June 13, 2000, the shares of Series F Preferred Stock will be convertible into approximately 7,375,000 million shares of our common stock. We also assumed IZ.com's outstanding options and warrants, which upon exercise are convertible into approximately 3,350,000 shares of our common stock.

         At our annual shareholder meeting on June 13, 2000, our shareholders elected Stephen D. King, Jesse Berst, Thomas W. Orr, Gary Schneider, and Michael
L. Krienik to serve on the Company's board of directors until the next meeting of shareholders or until such person's successors have been duly elected and qualified. Our shareholders also approved amendments to the Company's 1997 Stock Option and Compensation Plan and the 1998 Director Stock Option Plan, which increased the number of shares available under such plans to 3,000,000 and 750,000, respectively.

         In May 2000, we raised gross proceeds of $4.5 million from the private placement offering of the Series G Preferred Shares, which have an aggregate stated value of $6 million. The purchaser of the Series G Preferred Stock also received a warrant to purchase up to 500,000 shares of our common stock at an exercise price of $2.51 per share for no additional consideration. Dividends on the Series G Preferred Stock, which are cumulative, accrue at a rate of 10 percent per annum, payable semi-annually, commencing on December 31, 2000. The dividend rate on the Series G Preferred Stock increases to 14 percent per annum upon any dividend payment default. At the our option, the dividends may be paid in cash or in the Company's common stock at the applicable conversion price of the Series G Preferred Shares.

         The Series G Preferred Stock may not be converted before October 9, 2000. From October 10, 2000 to November 9, 2000, the conversion price will be equal to 97% of the adjusted market price of the common stock; from November 10, 2000 to January 7, 2001 the conversion price will be equal to 94% of the adjusted market price of the common stock; after January 8, 2001, the conversion price will be equal to 91% of the adjusted market price of the common stock; and if the common stock is delisted from Nasdaq, the conversion price will be equal to 75% of the adjusted market price of the common stock. The number of shares of common stock issuable upon conversion of the Series G Preferred Stock is limited to 20 percent of the issued and outstanding shares of common stock on the date the Series G Preferred Stock was issued, or approximately 7.2 million shares. We have agreed to redeem for cash, at 105 percent of stated value, any shares of Series G Preferred Stock which are not convertible into shares of common stock as a result of the foregoing limitation.

         On June 15, 2000, we completed the acquisition of Fan Asylum, Inc., a California corporation. Fan Asylum manages Web sites and fan clubs for approximately 14 high profile musical performers. Through its Web site management services, Fan Asylum designs the fan club Web site graphics, creates the Web page content, manages the on-line stores and hosts the fan club Web site for each of its artists. In connection with the acquisition of Fan Asylum, we agreed to pay aggregate purchase consideration, consisting of our common stock, valued at approximately $9 million, of which 800,000 shares valued at $2 million (the "Initial Shares") were delivered to Tim McQuaid, the former sole shareholder of Fan Asylum, at the closing of the transaction. The remaining purchase consideration is payable through the issuance of a total of 2,800,000 shares of common stock valued at approximately $7 million (the "Earn Out Shares") ratably over the next year upon Fan Asylum's satisfaction of specified customer acquisition objectives. The Initial Shares and the Earn Out Shares may not be transferred until March 11, 2001, and after that date, no more than 25% of the total purchase price shares may be sold during any 270 day period until June 14, 2003. The Earn Out Shares are subject to a reset provision under which, on the dates they are released from the sale restrictions, the shares will be supplemented with additional shares to bring the effective price for the shares being released to the current market price.

         Under the terms and conditions governing the acquisition, Mr. McQuaid is entitled, in certain circumstances, to cause the Company to repurchase the Initial Shares for $2 million in cash. Our commitment to potentially repurchase such shares is supported by a letter of credit currently secured by a $2 million cash deposit.

         In June 2000, we sold 1,000,000 shares of common stock at a purchase price of $3.00 per share to private investors, resulting in net proceeds to the Company of approximately $2.7 million. At the time of the closing, the investors received (a) five-year warrants to purchase 300,000 shares of common stock at an exercise price of $1.00 per share and (b) so called "adjustable warrants" to purchase additional shares of common stock at a nominal exercise price (one-thousandth of a cent per share). The adjustable warrants, described below, are intended to allow the investors to receive additional shares of common stock in future periods to bring the effective price per share of the investment to a percentage of the market value of the common stock on the date of adjustment.

         The common stock purchased by the investors and any shares purchased under the warrants may not be sold or transferred for a period of 180 days after the closing date. However, this restriction on transfer is terminated if the average market price of our common stock for any 20 consecutive trading days is $4.50 or greater. We have agreed to file a registration statement for the resale of the shares within 60 days after the closing date, and to use our best efforts to cause the registration statement to become effective within 120 days after the closing date.

         One-third of the shares purchased by the June 2000 investors (an aggregate 333,333 shares) are subject to adjustment in each of three "look-back" periods, which consist of three consecutive 30-day trading periods following the effective date of the registration statement covering the shares. However, there is no right to such an adjustment for any look-back period if the average market price for the lowest 10 trading days of any look-back period is greater than $4.00 per share. The number of additional shares issuable for a look-back period will be the amount sufficient to bring the effective purchase price for the shares to a level equal to 75% of the average market price during the period (with a minimum market price of $.47 that can be used for the calculation in the first year after the investment). For example, if the average market price for the first look-back period is $2.00 per share, the Company will adjust the 333,333 shares covered by the look-back period by issuing an additional 333,333 shares. This will bring the number of shares purchased for that portion of the investment to a total of 666,666 shares for the first $1,000,000 of the original investment, representing an effective price of $1.50 per share (75% of the $2.00 market price). The intention of the provision is to adjust the effective purchase price in three equal installments over the three periods starting when the registration statement becomes effective.

         In addition, under the adjustable warrants there is another potential adjustment after one year from the closing date of the purchase, which is effective in two instances: (a) if the shares for any look-back period were adjusted but the full adjustment could not be taken because of the $.47 minimum on the market price used in the calculation or (b) in any look-back period, the investors elected not to exercise their rights to receive additional shares, even though the average trading value for that period was less than $4.00 per share.

         On July 27, 2000, Gary Schneider was appointed Chief Executive Officer of the Company, replacing Stephen D. King, who was appointed Chairman of the Board of Directors. On July 28, 2000, the Board of Directors approved Steve Mauldin as a Director of the Company. Effective August 4, 2000, the Board of Directors appointed Stephen Spohn as interim Chief Financial Officer. Mr. Spohn replaced Thomas W. Orr, who resigned from that position effective June 30, 2000. Mr. Orr remains a Director of the Company.

THE OFFERING

            Common stock offered (1)...................       5,800,000 shares

            Common stock outstanding
              before the offering (2)..................       40,273,932 shares

            Common stock outstanding
              after the offering.......................       46,073,932 shares

            Nasdaq SmallCap Market symbol..............       POPM



(1) Includes: (i) 1,000,000 shares issued in connection with our June 2000 private placement; (ii) up to 4,200,000 shares issuable upon the exercise of "adjustable warrants" issued to the investors of our June 2000 private placement; and (iii) 600,000 shares issuable (at a price of $1.00 per share) upon the exercise of warrants issued to the investors and selling agents in connection with the June 2000 private placement.

(2) Does not include shares of Common Stock that are (a) reserved for issuance upon conversion of outstanding Series E Preferred Shares; (b) reserved for issuance upon conversion of the outstanding Series F Convertible Preferred Stock (the "Series F Preferred Shares"); (c) reserved for issuance upon conversion of the outstanding Series G Preferred Stock; (d) issuable upon exercise of the Class A Warrants issued as part of our initial public offering, which are exercisable into an aggregate of 2,600,000 shares; (e) issuable upon exercise of other privately-issued warrants covering an aggregate of 17,600,997 shares; or (f) reserved for issuance under various stock option agreements, including those issued under the 1997 Stock Option and Compensation Plan and 1998 Director Stock Option Plan.


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


                                  RISK FACTORS

         An investment in our common stock is very risky. You may lose the entire amount of your investment. Prior to making an investment decision, you should carefully review this entire prospectus and consider the following risk factors:

         WE HAVE INCURRED LOSSES TO DATE AND IF OUR REVENUES DO NOT IMPROVE, WE WILL NEED ADDITIONAL FINANCING IN ORDER TO CONTINUE OPERATIONS AND PURSUE OUR BUSINESS PLAN.

         We incurred net losses of approximately $24.2 million during 1999, $6.7 million in 1998 and $4.0 million in 1997 and had a working capital deficit of approximately $8.7 million as of January 2, 2000. Our ability to continue our present operations and successfully implement our expansion plans is contingent upon our ability to increase our revenues and ultimately attain and sustain profitable operations. Even though financing activity subsequent to January 2, 2000 has improved our working capital position (see Note N to the financial statements) without additional financing, the cash generated from our current operations will not be adequate to fund operations and service our indebtedness during 2000. There can be no assurance that additional financing will be available on terms acceptable to the Company or on any terms whatsoever. In the event that we are unable to fund our operations and our business plan, or if we fail to achieve or sustain profitable operations, the market price of our stock will suffer.

         OUR COMMON STOCK COULD BE DELISTED FROM THE NASDAQ SMALLCAP MARKET, WHICH DELISTING COULD HINDER YOUR ABILITY TO OBTAIN ACCURATE QUOTATIONS AS TO THE PRICE OF OUR COMMON STOCK, OR DISPOSE OF OUR COMMON STOCK IN THE SECONDARY MARKET.

         Although our common stock is currently listed on the Nasdaq SmallCap Market, we cannot guarantee that an active public market for our common stock will continue to exist. We have responded to numerous inquiries from Nasdaq expressing concern over various matters, including but not limited to a "going concern" qualification expressed by our former independent auditors as of January 3, 1999. Accordingly, our securities may be delisted from the Nasdaq SmallCap Market or be required to reapply for listing meeting the Nasdaq initial listing requirements, which are generally more stringent than the requirements currently governing the Company's listing. Additional factors giving rise to such delisting could include, but are not limited to: (1) a reduction of our net tangible assets to below $2,000,000, (2) a reduction to one active market maker,
(3) a reduction in the market value of the public float of our securities to less than $1,000,000, (4) a reduction of the trading price of our Common Stock to less than $1.00 per share for 30 consecutive trading days or (5) the discretion of the Nasdaq SmallCap Market. For the past seven trading days, the trading price of our common stock has been less than $1.00.

         In the event our securities are delisted from the Nasdaq SmallCap Market, trading, if any, in our common stock would thereafter be conducted in the over-the-counter markets in the so-called "pink sheets" or the National Association of Securities Dealer's "Electronic Bulletin Board." Consequently, the liquidity of our common stock would likely be impaired, not only in the number of shares which could be bought and sold, but also through delays in the timing of the transactions, reduction in the coverage of our securities by security analysts and the news media, and lower prices for our securities than might otherwise prevail. In addition, our common stock would become subject to certain rules of the Securities and Exchange Commission relating to "penny stocks." These rules require broker-dealers to make special suitability determinations for purchasers other than established customers and certain institutional investors and to receive the purchasers' prior written consent for a

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

purchase transaction prior to sale. Consequently, these "penny stock rules" may adversely affect the ability of broker-dealers to sell our common stock and may adversely affect your ability to sell shares of our common stock in the secondary market.

         WE ARE DEPENDENT ON THE ONGOING SERVICES OF CERTAIN OF OUR EXECUTIVES, THE LOSS OF WHICH COULD HAVE A DETRIMENTAL EFFECT ON OUR PROFITABILITY AND THE MARKET PRICE OF OUR STOCK.

         Our plan of business development and our day-to-day operations rely heavily on the experience of Stephen D. King, our Chairman, Gary Schneider, our Chief Executive Officer, Jesse Berst, the Chief Operating Officer, and Stephen Spohn, our Chief Financial Officer. The loss of any of them could adversely affect the success of our operations and strategic plans and, consequently, have a detrimental effect on the market price of our stock.

         WE MAY BE UNABLE TO HIRE QUALIFIED EMPLOYEES TO HELP IMPLEMENT AND MANAGE OUR EXPANSION PLANS, WHICH INABILITY COULD BE DETRIMENTAL TO THE VALUE OF YOUR INVESTMENT.

         Our success will depend in large part upon our ability to supplement our existing management team. We will need to hire additional corporate level and management employees to help implement and operate our plans for expansion of our Internet and restaurant divisions. The demand for individuals with management skills is high and many other businesses, most of which have greater name recognition and resources than the Company, compete for their services. Any inability or delay in obtaining additional key employees could have a material adverse effect on our expansion plans and, consequently, the market value of our stock.

         DUE TO OUR LIMITED OPERATING HISTORY, YOU MAY FIND IT DIFFICULT TO ASSESS OUR ABILITY TO OPERATE PROFITABLY.

         We have only been operating our Mall of America restaurant since June 1998 and our Denver restaurant since March 1999. In addition, Old PopMail was founded in December 1997, and ROI commenced operations in June 1998, while IZ.com Incorporated was incorporated in February 1999. Consequently, we face the added risks, expenses and difficulties related to developing and operating a new business enterprise. Given our lack of significant operating history, investors may have difficulty assessing the many factors which will determine our ability to generate future profits.

         ONE INDIVIDUAL CONTROLS A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK AND MAY INFLUENCE OUR AFFAIRS.

         Following our merger with popmail.com, inc. on September 1, 1999, James
L. Anderson was elected to our Board of Directors and served as its Chairman until his resignation on January 24, 2000. Effective February 1, 2000, Mr. Anderson resigned from our Board. Based upon a Schedule 13D filed with the Securities and Exchange Commission on September 13, 1999, Mr. Anderson controlled indirectly or directly, as of that date, approximately 59.6 percent of our outstanding common stock. As of August 4, 2000, Mr. Anderson indirectly or directly controlled approximately 22.6 percent of our outstanding common stock. Accordingly, he may have the ability to determine the election of members of the Board of Directors and determine the approval of corporate transactions and other matters requiring shareholder approval. Unless and until Mr. Anderson


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

substantially decreases his percentage beneficial ownership in our common stock, he will continue to have significant influence over our affairs.

         DUE TO THE LARGE NUMBER OF OUTSTANDING OPTIONS AND WARRANTS, OUR SHAREHOLDERS FACE A RISK OF SUBSTANTIAL FUTURE DILUTION AND DOWNWARD PRESSURE ON THE TRADING PRICE OF OUR COMMON STOCK.

         We have a total of 42,649,174 shares of our common stock reserved for issuance pursuant to our stock option plans, outstanding preferred stock and common purchase warrants. Most of these shares have either been registered for resale or are subject to agreements providing for their registration for resale under certain circumstances. Accordingly, our existing shareholders face a substantial risk of dilution and the trading price of our common stock may decrease as these convertible securities are exercised or converted into shares of common stock and subsequently offered for sale through the Nasdaq SmallCap Market.

         THERE IS A RISK THAT DUE TO THE LIMITATIONS PLACED ON THE CONVERSION OF THE SERIES G PREFERRED SHARES, THE PREFERRED SHAREHOLDER'S INVESTMENT MAY NOT BE CONVERTED INTO COMMON STOCK AND WOULD HAVE TO BE REDEEMED IN CASH.

         The total number of shares of Common Stock issuable upon conversion of the Series G Preferred Stock and upon exercise of the Series G Warrant cannot exceed 20 percent of the number of shares of Common Stock of the Company issued and outstanding on May 2, 2000. In the event the holders of the Series G Preferred Stock and Warrant are unable to convert preferred shares into common stock because these limitations have been reached, we would be required to redeem the Series G Preferred Shares in cash at 105 percent of the stated value plus any accrued and unpaid dividends. It is possible that in such case we may not have sufficient cash and cash equivalents necessary to redeem the Series G Preferred Shares in cash.

         WE RELY HEAVILY ON OUR INTELLECTUAL PROPERTY RIGHTS AND OTHER PROPRIETARY INFORMATION; FAILURE TO PROTECT AND MAINTAIN THESE RIGHTS AND INFORMATION COULD PREVENT US FROM COMPETING EFFECTIVELY.

         Our success and ability to compete are substantially dependent on our internally developed technologies and trademarks, which we seek to protect through a combination of trade secret and trademark law, as well as confidentiality or license agreements with our employees, consultants, and corporate and strategic partners. If we are unable to prevent the unauthorized use of our proprietary information or if our competitors are able to develop similar technologies independently, the competitive benefits of our technologies, intellectual property rights and proprietary information will be diminished.

         WE MAY NOT PAY DIVIDENDS ON OUR COMMON STOCK, IN WHICH EVENT YOUR ONLY RETURN ON INVESTMENT, IF ANY, WILL OCCUR ON THE SALE OF OUR STOCK.

         To date, we have not paid any cash dividends on our common stock, and we do not intend to do so in the foreseeable future. Rather, we intend to use any future earnings to fund our operations and the growth of our business. Accordingly, the only return on an investment in our common stock will occur upon its sale.

         PURSUANT TO ITS AUTHORITY TO DESIGNATE AND ISSUE SHARES OF OUR STOCK AS IT DEEMS APPROPRIATE, OUR BOARD OF DIRECTORS MAY ASSIGN RIGHTS AND PRIVILEGES TO CURRENTLY UNDESIGNATED SHARES WHICH COULD ADVERSELY AFFECT YOUR RIGHTS AS A COMMON SHAREHOLDER.

         Our authorized capital consists of 100,000,000 shares of capital stock. Our Board of Directors, without any action by the shareholders, may designate and issue shares in such classes or series (including classes or series of preferred stock) as it deems appropriate and establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights. As of July 28, 2000, we have 40,273,932 shares of common stock, 275,000 shares of Series E Convertible Preferred Stock, 287,408 shares of Series F Convertible Preferred Stock outstanding and 600,000 shares of Series G 10% Convertible Preferred Stock. As of July 28, 2000, a further 42,649,174 shares of common stock have been reserved as follows:

         - a maximum of 750,000 shares of common stock reserved for issuance upon exercise of the Series E Preferred Shares, 275,000 shares of which are currently outstanding;

         - a maximum of 7,375,000 shares of common stock reserved for issuance upon conversion of Series F Convertible Preferred Stock;

         - a maximum of 7,224,282 shares of common stock reserved for issuance in connection with the Series G 10% Convertible Preferred Stock and upon exercise of certain warrants issued in connection with the Series G Preferred Stock;

         - 3,348,895 shares of common stock issuable upon exercise of options granted under the IZ.com Incorporated stock option plan assumed by the Company;

         - 2,600,000 shares issuable upon the exercise of the Class A Warrants issued as part of our initial public offering and the partial exercise of the underwriter's over-allotment;

         - 17,600,997 shares issuable upon the exercise of outstanding warrants (excluding the warrants issued in connection with the sale of the Series G Preferred Stock);

         - 3,000,000 shares reserved for issuance under our 1997 Stock Option and Compensation Plan, of which options relating to 2,033,333 shares are currently outstanding;

         - 750,000 shares for issuance under our 1998 Director Stock Option Plan, of which options relating to 290,000 shares are currently outstanding.

         The rights of holders of preferred stock and other classes of common stock that may be issued could be superior to the rights granted to holders of the Units issued in our initial public offering. Our Board's ability to designate and issue such undesignated shares could impede or deter an unsolicited tender offer or takeover proposal. Further, the issuance of additional shares having preferential rights could adversely affect the voting power and other rights of holders of common stock.

         MINNESOTA LAW MAY INHIBIT OR DISCOURAGE TAKEOVERS, WHICH COULD REDUCE THE MARKET VALUE OF OUR STOCK.

         As a corporation organized under Minnesota law, we are subject to certain Minnesota statutes which regulate business combinations and restrict the voting rights of certain persons acquiring shares of its stock. By impeding a merger, consolidation, takeover or other business combination involving the Company or discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Company, these regulations could adversely affect the market value of our stock.

         THE LIMITATIONS ON DIRECTOR LIABILITY CONTAINED IN OUR ARTICLES OF INCORPORATION AND BYLAWS MAY DISCOURAGE SUITS AGAINST DIRECTORS FOR BREACH OF FIDUCIARY DUTY.

         As permitted by Minnesota law, our Amended and Restated Articles of Incorporation provide that members of our Board of Directors are not personally liable to you or the Company for monetary damages resulting from a breach of their fiduciary duties. These limitations on director liability may discourage shareholders from suing directors for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought against a director by shareholders on the Company's behalf. Furthermore, our Bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Minnesota law. All of these provisions limit the extent to which the threat of legal action against our directors for any breach of their fiduciary duties will prevent such breach from occurring in the first instance.

         PURSUING AND COMPLETING POTENTIAL ACQUISITIONS COULD DIVERT MANAGEMENT ATTENTION AND FINANCIAL RESOURCES AND MAY NOT PRODUCE THE DESIRED BUSINESS RESULTS.

         We do not have specific personnel dedicated solely to pursuing and completing acquisitions. As a result, if we pursue any acquisition, our management, in addition to fulfilling their operational responsibilities, could spend significant time, management resources and financial resources to pursue and complete the acquisition and integrate the acquired business with our existing business.

         To finance any acquisition, we may use capital stock or cash or a combination of both. Alternatively, we may borrow money from a bank or other lender. If we use capital stock, our shareholders may experience dilution. If we use cash or debt financing, our financial liquidity would be reduced. In addition, acquisitions may result in nonrecurring charges or the amortization of significant goodwill that could adversely affect our ability to achieve and maintain profitability.

         Despite the investment of these management and financial resources and completion of due diligence with respect to these efforts, an acquisition may fail to produce the expected revenues, earnings or business and an acquired service or technology may not perform as expected for a variety of reasons, including:

         - Difficulties in the assimilation of the operations, technologies, products and personnel of the acquired company,

         - Risks of entering markets in which we have no or limited prior experience,

         - Expenses of any undisclosed or potential legal liabilities of the acquired company,

         - The applicability of rules and regulations that might restrict our ability to operate, and

         -    The potential loss of key employees of the acquired company.

         If we make acquisitions in the future and the acquired businesses fail to perform as expected, our business operating results and financial condition may be materially adversely affected.

         FAILURE TO MANAGE OUR GROWTH MAY ADVERSELY AFFECT OUR BUSINESS.

         We have grown rapidly and expect to continue the growth both by hiring new employees and serving new business and markets. Our growth has placed, and will continue to place, a significant strain on our management and our operating and financial systems.

         Our personnel, systems, procedures and controls may be inadequate to support our future operations. In order to accommodate the increased size of our operations, we will need to hire, train and retain the appropriate personnel to manage our operations. We will also need to improve our financial and management controls, reporting systems and operating systems, all of which will require significant ongoing investments of the efforts of key personnel.

         IF WE FAIL TO MEET THE EXPECTATIONS OF PUBLIC MARKET ANALYSTS AND INVESTORS, THE MARKET PRICE OF OUR COMMON STOCK MAY FALL SIGNIFICANTLY.

         The market price of publicly traded securities generally reflects, to a large degree, the expectations of industry analysts and significant investors with respect to the short and long-term operating results of the issuers. When issuers fail to meet such expectations, the market price of their publicly traded securities usually decreases, sometimes significantly, and may not recover. There can be no assurance that we will be able to satisfy the expectations of market analysts and investors to avoid a precipitous drop in the market price of our common stock.

                                INTERNET DIVISION

         WE HAVE ENTERED INTO NEW BUSINESS VENTURES IN AN EVOLVING INDUSTRY IN WHICH THERE REMAIN UNPROVEN BUSINESS AND REVENUE MODELS.

         The Internet, music and email industry is rapidly evolving, extremely competitive, and the market place for internet-related shares has been very volatile. Furthermore, the music and email business continues to indicate changing revenue models in the market place. Consequently, there can be no assurance that sufficient revenues will be generated to support our current operations and other capital requirements.

         IN LIGHT OF RECENT CONSOLIDATION IN THE BROADCAST INDUSTRY AND RECENT DEVELOPMENTS IN THE MUSIC INDUSTRY, THE LOSS OF ANY SIGNIFICANT AFFILIATE OR ARTIST CONTRACTS WOULD NEGATIVELY IMPACT OUR OPERATIONS.

         The last few years have brought substantial concentration of power among a few players in the broadcast industry. Consequently, significant portions of the industry are controlled by relatively few organizations. We currently have over 500 clients. As consolidation increases, these contracts may be merged or lost due to the landscape of the industry. In light of such consolidation, however, the loss of any of these significant affiliation contracts or our inability to enter into contracts with other clients in the broadcast industry would negatively impact our operations.

         The reduction of artists touring and releasing new recording can significantly impact the level of activity on the fan club sites, membership and potential advertising associated with such.

         OUR EMAIL BASED PRODUCTS AND FAN CLUB SERVICES ARE DEPENDENT UPON THE INTERNET.

         The success of our services and products will depend in large part upon the continued development and expansion of the Internet. The Internet has experienced, and is expected to continue to experience, significant and geometric growth in the number of users and the amount of traffic. There can be no assurance that the Internet infrastructure will continue to be able to support the demands placed on it by this continued growth. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols (for example, the next-generation Internet Protocol) to handle increased levels of Internet activity, or due to increased governmental regulation. There can be no assurance that the infrastructure or complementary services necessary to make the Internet a viable commercial marketplace will be developed, or, if developed, that the Internet will become a viable commercial marketplace for services and products such as those we offer. If the necessary infrastructure or complementary services or facilities are not developed, or if the Internet does not become a viable commercial marketplace, our business, results of operations, and financial condition will be materially adversely affected.

         OUR FUTURE SUCCESS WILL DEPEND ON INCREASED ACCEPTANCE OF THE INTERNET AS A MEDIUM OF COMMERCE.

         The market for Internet email, fan club sites, private label newsletters and other services is relatively new and evolving rapidly. Our future success will depend, in part, upon our ability to provide services that are accepted by our existing and future clients as an integral part of their business model in providing content and information to their fans and viewers. The level of demand for Internet email, fan club sites, private label newsletters and other services will depend upon a number of factors, including the following:

         - the growth in consumer access to, and acceptance of, new interactive technologies such as the Internet;

         -    the adoption of Internet-based business models;

         - the development of technologies that facilitate two-way communications between companies and target audiences; and

         -    acquiring members to the brands services.

         Significant issues concerning the commercial use of Internet technologies, including security, reliability, privacy, cost, ease of use and quality of service, may inhibit the growth of services that use these technologies. Our future success will depend, in part, on our ability to meet these challenges, which must be met in a timely and cost-effective manner. We cannot be sure that we will succeed in effectively meeting these challenges, and our failure to do so could materially and adversely affect our business.

         Industry analysts and others have made many predictions concerning the growth of the Internet as a business medium. Many of these historical predictions have overstated the growth of the Internet. These predictions should not be relied upon as conclusive. The market for our Internet email and fan club services may not continue to grow, our services may not be adopted and individual personal computer users in business or at home may not use the Internet or other interactive media for commerce, interaction and communication. If the market for Internet email, fan club sites and other services fails to sustain growth, or develops more slowly than expected, or if our services do not achieve market acceptance, our business would be materially and adversely affected.

         INTERNET STOCKS ARE SUBJECT TO MARKET VOLATILITY.

         The stock market in general, and the market prices for Internet-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These fluctuations may adversely affect our stock price.

         If Internet usage does not continue to grow or its infrastructure fails, our business will suffer. If the Internet does not gain increased acceptance for business-to-consumer electronic commerce, our business will not grow or become profitable. We cannot be certain that the infrastructure or complementary services necessary to maintain the Internet as a useful and easy means of transferring documents and data will continue to develop. The Internet infrastructure may not support the demands that growth may place on it and the performance and reliability of the Internet may decline.

         INCREASED COMPETITION RESULTING FROM AN INCREASE IN THE NUMBER OF EMAIL FAN CLUB AND BRANDED LABEL NEWSLETTERS PROVIDERS MAY HAVE AN ADVERSE EFFECT ON POPMAIL'S FUTURE BUSINESS OPERATIONS.

         Currently there are a growing number of email providers, artist web sites, newsletters providers and competitors to our business. To the extent we can execute our plan and are successful within the current target vertical markets in which we compete (i.e., broadcast, media, sports, music and entertainment), we anticipate continued growth of clients and members to our email services, newsletters and artist fan club sites. Others currently are competing and will attempt to compete in these Affinity vertical markets, which may have an adverse affect on our future business operations.

         THERE IS A RISK THAT GOVERNMENT REGULATION OF THE INTERNET COULD BECOME MORE EXTENSIVE.

         There are currently few laws or regulations directly applicable to access to or commerce on the Internet. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, pricing, characteristics, and quality of products and service. The Telecommunications Reform Act of 1996 imposes criminal penalties on anyone who distributes obscene, indecent, or patently offensive communications on the Internet. Other nations, including Germany, have taken actions to restrict the free flow of material deemed to be objectionable on the Internet. The adoption of any additional laws or regulations may decrease the growth of the Internet, which could in turn decrease the demand for our services and products, and increase our cost of doing business or otherwise have an adverse effect on our business, results of operations and financial condition. Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, libel, and personal privacy is uncertain and will take years to resolve. Any such new legislation or regulation could have a material adverse effect on our business, results of operations, and financial condition.

         WE MAY NOT BE ABLE TO GENERATE SUFFICIENT REVENUE IF THE ACCEPTANCE OF ONLINE ADVERTISING, WHICH IS NEW AND UNPREDICTABLE, DOES NOT DEVELOP AND EXPAND AS WE ANTICIPATE.

         We plan to derive a substantial portion of our future revenues from online advertising and direct marketing in our branded email, fan club newsletters, artist web sites and Web-based programs. If these services do not continue to achieve market acceptance, we may not generate sufficient revenue to support our continued operations. The Internet has not existed long enough as an advertising medium to demonstrate its effectiveness relative to traditional advertising. Advertisers and advertising agencies that have historically relied on traditional advertising remain slow to adopt online advertising. Many potential advertisers have limited or no experience using email or the Web as an advertising medium. They may have allocated only a limited portion of their advertising budgets to online advertising, or may find online advertising to be less effective for promoting their products and services than traditional advertising media. If the market for online advertising fails to develop or develops more slowly than we expect, we may not sustain revenue growth or achieve or sustain profitability.

         The market for email advertising in general is vulnerable to the negative public perception associated with unsolicited email, known as "spam." Public perception, press reports or governmental action related to spam could reduce the overall demand for email advertising in general, which could reduce our revenue and prevent us from achieving or sustaining profitability.

         IF WE DO NOT MAINTAIN AND EXPAND OUR CLIENT AND MEMBER BASE WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY FOR ADVERTISERS.

         Our revenue has been derived primarily from the licensing of our email services, set up and hosting fees through PopMail Network, creating content through IZ.com for specific brands and from management fees, ticket fees, commerce fees and artist travel packages through Fan Asylum. All three copies are seeking to provide timely and relevant information to their clients customers, fans and viewers with personalized content and information that is of most interest to the opt-in member or fan, through targeted email, personalized newsletters and fan club sites. If we are unable to maintain and expand our affinity brand member base and add clients to our "affinity brand network," advertisers could find our audience less attractive and effective for promoting their products and services and we could experience difficulty retaining our existing advertisers and attracting additional advertisers. To date, we have relied on referral-based marketing activities to attract a portion of our members and will continue to do so for the foreseeable future. This type of marketing is largely outside of our control and there can be no assurance that it will generate rates of growth in our member base comparable to what we have experienced to date.

         We would also be unable to grow our member base if a significant number of our current members and clients stopped using our service. Members may discontinue using our service if they object to having their online activities tracked or they do not find our content useful. In addition, our service allows our members to easily unsubscribe at any time by clicking through a link appearing at the bottom of our email messages and selecting the particular categories from which they want to unsubscribe.

         OUR BUSINESS DEPENDS ON OUR ABILITY TO PROVIDE SERVICES THAT CREATE, DELIVER AND DISTRIBUTE RELEVANT AND APPEALING CONTENT FROM AND FOR OUR CLIENTS THROUGH OUR AFFINITY EMAIL SERVICES, PUBLISHING TOOLS AND FAN CLUB SITES; IF WE ARE NOT ABLE TO CONTINUE TO DELIVER SUCH CONTENT OR TO PROVIDE SUCH SERVICES, WE MAY BE NOT ABLE TO MAINTAIN AND EXPAND OUR MEMBER AND FAN BASE, WHICH COULD NEGATIVELY AFFECT OUR ABILITY TO RETAIN AND ATTRACT THE ADVERTISERS WE NEED TO GENERATE ADDITIONAL REVENUES.

         Through IZ.com and Fan Asylum, we have relied on our editorial staff to identify and develop substantially all of our content utilizing content derived from other parties and from our clients. Because our members' preferences are constantly evolving, our editorial staff may be unable to accurately and effectively identify and develop content that is relevant and appealing to our members. As a result, we may have difficulty maintaining and expanding our member base, which could negatively affect our ability to retain and attract advertisers. If we are unable to retain and attract advertisers our revenue will decrease. Additionally, we license a small percentage of our content from third parties. The loss, or increase in cost, of our licensed content may impair our ability to assimilate and maintain consistent, appealing content in our email messages or maintain and improve the services we offer to consumers. We intend to continue to strategically license a portion of our content for our emails from third parties, including content that is integrated with internally developed content. These third-party content licenses may be unavailable to us on commercially reasonable terms, and we may be unable to integrate third-party content successfully. The inability to obtain any of these licenses could result in delays in product development or services until equivalent content can be identified, licensed and integrated. Any delays in product development or services could negatively affect our ability to maintain and expand our member base.

         IF WE DO NOT RESPOND TO OUR COMPETITION EFFECTIVELY, WE MAY LOSE CURRENT CLIENTS AND MEMBERS AND FAIL TO ATTRACT NEW ADVERTISERS, REDUCING OUR REVENUES AND HARMING OUR FINANCIAL RESULTS.

         We face intense competition from both traditional and online advertising and direct marketing businesses. If we do not respond to this competition effectively, we may not be able to retain current advertisers or attract new advertisers, which would reduce our revenue and harm our financial results. Currently, several companies offer competitive email direct marketing services, such as coolsavings.com, MyPoints.com, NetCreations, YesMail.com, Digital Impact and Exactis. We also expect to face competition from online content providers, list aggregators as well as established online portals and community Web sites that engage in direct marketing programs. Additionally, we may face competition from traditional advertising agencies and direct marketing companies that may seek to offer online products or services.

         We also compete in high profile industries where our email services, publishing tools and fan club site offerings must meet the demands of our fans and clients. It is imperative that we continue to make enhancements to the email services, publishing tool and fan club site offerings if we are to continue growing our client and member base. Failure to make service and product enhancements could significantly impact our financial results.

         WE DEPEND HEAVILY ON OUR NETWORK INFRASTRUCTURE AND IF THIS FAILS IT COULD RESULT IN UNANTICIPATED EXPENSES AND PREVENT OUR MEMBERS FROM EFFECTIVELY UTILIZING OUR SERVICES, WHICH COULD NEGATIVELY IMPACT OUR ABILITY TO ATTRACT AND RETAIN MEMBERS AND ADVERTISERS.

         Our ability to successfully create and deliver our email messages and private label newsletters and to keep fan club sites current depends in large part on the capacity, reliability and security of our networking hardware, software and telecommunications infrastructure. Failures within our network infrastructure could result in unanticipated expenses to address such failures and could prevent our members from effectively utilizing our services, which could prevent us from retaining and attracting members and advertisers. While our technology platform is considered state of the art, we do not currently have fully redundant systems or a formal disaster recovery plan in place for all companies. Our system is susceptible to natural and man-made disasters, including earthquakes, fires, floods, power loss and vandalism. Further, telecommunications failures, computer viruses, electronic break-ins or other similar disruptive problems could adversely affect the operation of our systems. Our insurance policies may not adequately compensate us for any losses that may occur due to any damages or interruptions in our systems. Accordingly, we could be required to make capital expenditures in the event of unanticipated damage. In addition, our members depend on Internet service providers, or ISPs, for access to our Web site. Due to the rapid growth of the Internet, ISPs and Web sites have experienced significant system failures and could experience outages, delays and other difficulties due to system failures unrelated to our systems. These problems could harm our business by preventing our members from effectively utilizing our services.

         OUR FUTURE SUCCESS WILL DEPEND ON INCREASED ACCEPTANCE OF THE INTERNET AS A MEDIUM OF COMMERCE.

         The market for Internet email and other services is relatively new and evolving rapidly. Our future success will depend, in part, upon our ability to provide services that are accepted by our existing and future members as an integral part of their business model. The level of demand for Internet email and other services will depend upon a number of factors, including the following:

         - the growth in consumer access to, and acceptance of, new interactive technologies such as the Internet;

         -    the adoption of Internet-based business models; and

         - the development of technologies that facilitate two-way communication between companies and target audiences.

         Significant issues concerning the commercial use of Internet technologies, including security, reliability, cost, ease of use and quality of service, remain unresolved and may inhibit the growth of services that use these technologies. Our future success will depend, in part, on our ability to meet these challenges, which must be met in a timely and cost-effective manner. We cannot be sure that we will succeed in effectively meeting these challenges, and our failure to do so could materially and adversely affect our business.

         Industry analysts and others have made many predictions concerning the growth of the Internet as a business medium. Many of these historical predictions have overstated the growth of the Internet. These predictions should not be relied upon as conclusive. The market for our Internet email services may not develop, our services may not be adopted and individual personal computer users in business or at home may not use the Internet or other interactive media for commerce and communication. If the market for Internet email and other services fails to develop, or develops more slowly than expected, or if our services do not achieve market acceptance, our business would be materially and adversely affected.

         WE MAY INCUR LIABILITY FOR THE INVASION OF PRIVACY.

         The Federal Trade Commission has investigated businesses that have used personally identifiable information without permission or in violation of a stated privacy policy. We have established and communicated to our members a privacy policy. In the event that we convey personally identifiable information to our corporate customers without permission or in violation of our stated privacy policy, we may incur liability for the unlawful invasion of privacy.

                               RESTAURANT DIVISION

         OUR ABILITY, OR INABILITY, TO RESPOND TO VARIOUS COMPETITIVE FACTORS AFFECTING THE RESTAURANT INDUSTRY MAY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

         The restaurant industry is highly competitive and is affected by changes in consumer preferences, as well as by national, regional and local economic conditions, and demographic trends. Discretionary spending priorities, traffic patterns, tourist travel, weather conditions, employee availability and the type, number and location of competing restaurants, among other factors, will also directly affect the performance of our restaurants. Changes in any of these factors in the markets where we currently operate our restaurants could adversely affect the results of our operations. Furthermore, the restaurant industry in general is highly competitive based on the type, quality and selection of the food offered, price, service, location and other factors and, as a result, has a high failure rate. The themed restaurant industry is relatively young, is particularly dependent on tourism and has seen the emergence of a number of new competitors. We compete with numerous well-established competitors, including national, regional and local restaurant chains, many of which have greater financial, marketing, personnel and other resources and longer operating histories than us. As a result, we may be unable to respond to the various competitive factors affecting the restaurant industry.

         WE HAVE ENTERED INTO NON-CANCELABLE LEASES UNDER WHICH WE ARE OBLIGATED TO MAKE PAYMENTS FOR TERMS OF 12 TO 15 YEARS.

         We have entered into long-term leases relating to the Kenwood, Mall of America and Denver restaurants. These leases are non-cancelable by us (except in limited circumstances) and range in term from 12 to 15 years. Although we have closed the Kenwood restaurant and assigned the related lease to an unrelated third party who is currently making the required lease payments, we remain the primary obligor under the lease. If we decide to close any of our existing restaurants, we may nonetheless be committed to perform our obligations under the applicable lease, which would include, among other things, payment of the applicable base rent for the balance of the respective lease term. Such continued obligations increase our chances of closing a restaurant without receiving an adequate return on our investment.

         AMONG OTHER ECONOMIC FACTORS OVER WHICH WE HAVE NO CONTROL, THE SUCCESS OF OUR RESTAURANTS WILL DEPEND ON CONSUMER PREFERENCES

AND THE PREVAILING LEVEL OF DISCRETIONARY CONSUMER SPENDING.

         The success of our restaurant division depends to a significant degree on a number of economic conditions over which we have no control, including:

         -    discretionary consumer spending;

         - the overall success of the malls, entertainment centers and other venues where Cafe Odyssey restaurants are or will be located;

         -    economic conditions affecting disposable consumer income; and

         - the continued popularity of themed restaurants in general and the Cafe Odyssey concept in particular.

         Furthermore, most themed restaurants are especially susceptible to shifts in consumer preferences because they open at or near capacity and frequently respond to such shifts by experiencing a decline in revenue growth or of actual revenues. An adverse change in any or all of these conditions would have a negative effect on our operations and the market value of our common stock.

         OUR RESTAURANT DIVISION IS SUBJECT TO EXTENSIVE GOVERNMENT REGULATION WHICH COULD HAVE A NEGATIVE EFFECT ON OUR BUSINESS.

         The restaurant industry, and to a lesser extent, the retail merchandising industry, are subject to numerous federal, state, and local government regulations, including those relating to:

         -    the preparation and sale of food
         -    building and zoning requirements
         -    environmental protections
         -    minimum wage requirements
         -    overtime
         -    working and safety conditions
         -    the sale of alcoholic beverages
         -    sanitation
         -    relationships with employees
         -    unemployment
         -    workers compensation
         -    citizenship requirements

         Any change in the current status of such regulations, including an increase in employee benefits costs, workers' compensation insurance rates, or other costs associated with employees, could substantially increase our compliance and labor costs. Because we pay many of our restaurant-level personnel rates based on either the federal or the state minimum wage, increases in the minimum wage would lead to increased labor costs. In addition, our operating results would be adversely affected in the event we fail to maintain our food and liquor licenses. Furthermore, restaurant operating costs are affected by increases in unemployment tax rates, sales taxes and similar costs over which we have no control.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the resale of the shares offered by this prospectus.


                              SELLING SHAREHOLDERS

         The following table sets forth the number of shares of the common stock owned by the selling shareholders as of August 4, 2000 and after giving effect to this offering. We will not receive any proceeds from the sale of the common stock by the selling shareholders. The shares of common stock received upon exercise of the warrants may be offered from time to time by the selling shareholders.


                                                                 Percentage                            Percentage
                                                Shares           Beneficial         Number of          Beneficial
                                             Beneficially        Ownership      Shares Offered by      Ownership
                                             Owned Before          Before            Selling             After
Name                                          Offering(1)         Offering       Shareholder(1)         Offering
                                               --------           --------         -----------          --------
Atlantis Capital Fund LTD                     1,833,333(2)          4.4%           1,833,333(2)             *
CALP II LP                                      916,667(3)          2.2%             916,667(3)             *
Cache Capital (USA) LP                        2,557,500(4)          6.0%           2,557,500(4)             *
Arab Commerce Bank Ltd.                         192,500(5)            *              192,500(5)             *
J.P. Carey Securities, Inc.                     180,000(6)            *              180,000(6)             *
Fiji Capital                                    155,000(7)            *              110,000(6)             *
Metropolitan Capital Partners, Inc.             210,000(6)            *               10,000(6)             *

------------
*Less than 1%.

(1) Although included in the number of shares offered by this prospectus, the shares issuable to the Investors in the June 2000 private placement upon exercise of the adjustable warrants are not deemed beneficially owned by such investors because the adjustable warrants are exercisable, if at all, upon the occurrence of certain contingencies, the happening of which is outside the control of the investors.
(2) Includes: (i) up to 1,400,000 shares issuable which may be issued upon the exercise (at a price of $.0001 per share) of "Adjustable Warrants" issued in connection with the June 2000 private placement and (ii) 100,000 shares issuable upon the exercise (at a price of $1.00 per share) of warrants issued in connection with the June 2000 private placement.
(3) Includes: (i) up to 700,000 shares issuable which may be issued upon the exercise (at a price of $.0001 per share) of "Adjustable Warrants" issued in connection with the June 2000 private placement and (ii) 50,000 shares issuable upon the exercise (at a price of $1.00 per share) of warrants issued in connection with the June 2000 private placement.
(4) Includes: (i) up to 1,953,000 shares issuable which may be issued upon the exercise (at a price of $.0001 per share) of "Adjustable Warrants" issued in connection with the June 2000 private placement and (ii) 139,500 shares issuable upon the exercise (at a price of $1.00 per share) of warrants issued in connection with the June 2000 private placement.
(5) Includes: (i) up to 147,000 shares issuable which may be issued upon the exercise (at a price of $.0001 per share) of "Adjustable Warrants" issued in connection with the June 2000 private placement and (ii) 10,500 shares issuable upon the exercise (at a price of $1.00 per share) of warrants issued in connection with the June 2000 private placement.
(6) Represents shares issuable upon the exercise (at a price of $1.00 per share) of warrants issued in connection with the June 2000 private placement.
(7) Includes 40,000 shares issuable upon the exercise (at a price of $2.00 per share) of warrants and 5,000 shares issuable upon the exercise (at a price of $0.75 per share) of warrants issued to Andrew Baum, a principal of Fiji Capital.

         In connection with a private placement in June 2000, we issued to four investors 1,000,000 shares of our common stock for which we received total gross proceeds of $3,000,000 cash and net proceeds after expenses of approximately $2,700,000. In addition, as part of the private placement, we issued to the investors warrants for an aggregate of 300,000 shares of common stock and issued warrants for an additional 300,000 shares to three selling agents as consideration for their services in connection with the private placement, all of which warrants have an exercise price of $1.00 per share. In addition, we issued to the investors "adjustable warrants," as described more fully below. All of the warrants issued in connection with the June 2000 private placement are exercisable for a period of five years.

         The June 2000 investors also received adjustable warrants to purchase additional shares of common stock at a nominal exercise price (one-thousandth of a cent per share). The adjustable warrants, described below, are intended to allow the investors to receive additional shares of common stock in future periods to bring the effective price per share of the investment to a percentage of the market value of the common stock on the date of adjustment.

         The common stock purchased by the investors and any shares purchased under any of the warrants issued in connection with the June 2000 private placement may not be sold or transferred for a period of 180 days after the closing date. However, this restriction on transfer is terminated if the average market price of our common stock for any 20 consecutive trading days is $4.50 or greater. Pursuant to a registration rights agreement between us and the June 2000 investors, we have agreed to file a registration statement covering the resale of at least 5,500,000 shares within 60 days after the closing date, and to use our best efforts to cause the registration statement to become effective within 120 days after the closing date.

         One-third of the shares purchased by the June 2000 investors (an aggregate 333,333 shares) are subject to adjustment in each of three "look-back" periods, which consist of three consecutive 30-day trading periods following the effective date of the registration statement covering the shares. However, there is no right to such an adjustment for any look-back period unless the average market price for the lowest 10 trading days of any look-back period is less than $4.00 per share. The number of additional shares issuable for a look-back period will be the amount sufficient to bring the effective purchase price for the shares to a level equal to 75% of the average market price during the period (with a minimum market price of $.47 that can be used for the calculation in the first year after the investment). For example, if the average market price for the first look-back period is $2.00 per share, the Company will adjust the 333,333 shares covered by the look-back period by issuing an additional 333,333 shares. This will bring the number of shares purchased for that portion of the investment to a total of 666,666 shares for the first $1,000,000 of the original investment, representing an effective price of $1.50 per share (75% of the $2.00 market price). The intention of the provision is to adjust the effective purchase price in three equal installments over the three periods starting when the registration statement becomes effective.

         In addition, under the Adjustable Warrants there is another potential adjustment after one year from the closing date of the purchase, which is effective in two instances: (a) if the shares for any look-back period were adjusted but the full adjustment could not be taken because of the $.47 minimum on the market price used in the calculation or (b) in any look-back period, the investors elected not to exercise their rights to receive additional shares, even though the average trading value for that period was less than $4.00 per share.

                              PLAN OF DISTRIBUTION

         Pursuant to the terms of a Stock Purchase Agreement and a Registration Rights Agreement, both dated as of June 15, 2000, we are registering the shares offered by this prospectus on behalf of the selling shareholders. We agreed to file a registration statement under the Securities Act of 1933, as amended (the "Securities Act") covering resale by the selling shareholders of the shares within 60 days from June 15, 2000, and to use our best efforts to cause such registration statement to be declared effective as soon as possible thereafter, but in no event later than 120 days from June 15, 2000. As used in this section, the term "selling shareholder" means Atlantis Capital Fund, LTD; CALP II LP; Cache Capital (USA) LTD; Arab Commerce Bank Ltd.; J.P Carey Securities, Inc.; Fiji Capital; Metropolitan Capital Partners, Inc.; and each of their respective donees, pledgees, transferees and other successors in interest selling shares received from the selling shareholder after the date of this prospectus. We will pay all costs and expenses in connection with the preparation of this prospectus and the registration of the shares offered by it. Any brokerage commissions and similar selling expenses attributable to the sale of shares will be borne by the selling shareholder. Sales of shares may be effected by the selling shareholder at various times in one or more types of transactions (which may include block transactions) on the Nasdaq SmallCap Market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholder have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholder.

         We have agreed to indemnify the selling shareholder and their officers, directors, employees and agents, and each person who controls the selling shareholder, in certain circumstances against certain liabilities, including liabilities arising under the Securities Act. The selling shareholder has agreed to indemnify the Company and its directors and officers in certain circumstances against certain liabilities, including liabilities arising under the Securities Act.

         The selling shareholder and any broker-dealers that act in connection with the sale of securities might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

         Because the selling shareholder may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, the selling shareholder will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholder that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934, as amended, may apply to their sales in the market.

         Selling shareholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that Rule.

MINNESOTA ANTI-TAKEOVER LAW

         The Company is governed by the provisions of Sections 302A.671 and 302A.673 of the

Minnesota Business Corporation Act. In general, Section 302A.671 provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless voting rights are approved in a prescribed manner. A "control share acquisition" is an acquisition, directly or indirectly, of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. In general, Section 302A.673 prohibits a publicly-held Minnesota corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who is the beneficial owner, directly or indirectly, or 10% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and at any time within four years prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock.

                       WHERE YOU CAN FIND MORE INFORMATION

        Federal securities law requires us to file information with the Securities and Exchange Commission concerning its business and operations. Accordingly, we file annual, quarterly, and special reports, proxy statements and other information with the Commission. You can inspect and copy this information at the Public Reference Facility maintained by the Commission at Judiciary Plaza, 450 5th Street, N.W., Room 1024, Washington, D.C. 20549. You can also do so at the following regional offices of the Commission:

         (1) New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048.

         (2) Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

         You can receive additional information about the operation of the Commission's Public Reference Facilities by calling the Commission at 1-800-SEC-0330. The Commission also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that, like PopMail.com, file information electronically with the Commission.

         The Commission allows us to "incorporate by reference" information that has been filed with it, which means that we can disclose important information to you by referring you to the other information we have filed with the Commission. The information that we incorporate by reference is considered to be part of this prospectus, and related information that we file with the Commission will automatically update and supersede information we have included in this prospectus. We also incorporate by reference any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the selling shareholders sell all of their shares or until the registration rights of the selling shareholders expire. This prospectus is part of a registration statement that we filed with the Commission (Registration No. 333-32232). The following are specifically incorporated herein by reference:

         1. Annual Report on Form 10-KSB for the fiscal year ended January 2, 2000;

         2.   Quarterly Report on Form 10-QSB filed on May 17, 2000;

         3. Current Report on Form 8-K/A filed on April 24, 2000; Current Report on Form 8-K filed on May 8, 2000; and Current Report on Form 8-K filed on June 30, 2000.

         4. The description of common stock included under the caption "Securities to be Registered" in the Company's registration statement on Form 8-A, File No. 0-23243, dated October 21, 1997, including any amendments or reports filed for the purpose of updating such description.

         You can request a free copy of the above filings or any filings subsequently incorporated by reference into this prospectus by writing or calling us at the following address:

                                PopMail.com, inc.
                Attention: Stephen Spohn, Chief Financial Officer
                         1333 Corporate Drive, Suite 350
                                Irving, TX 75038
                                 (972) 550-5500

         You should rely only on the information incorporated by reference or provided in this prospectus or any supplement or amendment to this prospectus. We have not authorized anyone else to provide you with different information or additional information. Selling shareholders will not make an offer of our common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus, or any supplement or amendment to this prospectus, is accurate at any date other than the date indicated on the cover page of such documents.

                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Certain statements contained in this prospectus and in the documents incorporated by reference in this prospectus are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements can be identified by the use of predictive, future-tense or forward-looking terminology, such as "believes," "anticipates," "expects," "estimates," "may," "will" or similar terms. Forward-looking statements also include projections of financial performance, statements regarding management's plans and objectives and statements concerning any assumption relating to the foregoing. Important factors regarding PopMail.com, inc.'s business, operations and competitive environment which may cause actual results to vary materially from these forward-looking statements are discussed under the caption "Risk Factors."

                                  LEGAL MATTERS

         Legal matters in connection with the validity of the shares offered by this Prospectus will be passed upon for the Company by Maslon Edelman Borman & Brand, LLP, Minneapolis, Minnesota.

                                     EXPERTS

         On September 30, 1999, with the approval of our Board of Directors, we engaged Grant Thornton LLP as our independent public accountants. Prior to the engagement of Grant Thornton LLP, Arthur Andersen LLP had served as our principal independent public accountants. The report prepared by Arthur Andersen LLP as of January 3, 1999 and for the year then ended, contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty of audit scope or accounting principles. However, such report included an explanatory paragraph with respect to the uncertainty regarding our ability to continue as a going concern, as discussed in Note 1 to the financial statements. In connection with the audits as of January 3, 1999 and December 27, 1997 and through September 30, 1999, there had been no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused Arthur Andersen LLP to make reference to the subject matter of the disagreements in its report.

         The consolidated financial statements of PopMail.com, inc. (f/k/a Cafe Odyssey, Inc.) as of and for the year ended January 3, 1999, incorporated by reference in this prospectus and elsewhere in the registration statement of which this prospectus is a part, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in its report with respect thereto, and are incorporated herein in reliance upon the authority of Arthur Andersen LLP as experts in giving said report.

         The consolidated financial statements of PopMail.com, inc. (f/k/a Cafe Odyssey, Inc.) as of and for the year ended January 2, 2000, incorporated by reference in this prospectus and elsewhere in the registration statement of which this prospectus is a part, have been audited by Grant Thornton LLP, independent certified public accountants, as indicated in its report with respect thereto, and are incorporated herein in reliance upon the authority of Grant Thornton LLP as experts in giving such report.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorney's fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; acted in good faith; received no improper personal benefit and
Section 302A.255, if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation. Subdivision 4 of Section 302A.521 of the Minnesota Statutes provides that a corporation's articles of incorporation or bylaws may prohibit such indemnification or place limits upon the same. The Company's articles and bylaws do not include any such prohibition or limitation. As a result, the Company is bound by the indemnification provisions set forth in Section 302A.521 of the Minnesota Statutes. As permitted by Section 302A.251 of the Minnesota Statutes, the Articles of Incorporation of the Company provide that a director shall, to the fullest extent permitted by law, have no personal liability to the Company and its shareholders for breach of fiduciary duty as a director.

         To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                5,800,000 SHARES


                                POPMAIL.COM, INC.

                                  COMMON STOCK





                             ----------------------

                                   PROSPECTUS

                             ----------------------





                                August ____, 2000

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses in connection with the issuance and distribution of the securities registered hereby are set forth in the following table:

           SEC registration fee                                     $1,325
           Nasdaq SmallCap Market additional listing fee            17,500
           Legal fees and expenses                                  25,000
           Accounting fees and expenses                              5,000
           Miscellaneous                                             1,175
                                                                   -------
           Total                                                   $50,000
                                                                   =======



ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company is governed by Minnesota Statutes Chapter 302A. Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorney's fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; acted in good faith; received no improper personal benefit and Section 302A.255, if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation. Subdivision 4 of Section 302A.521 of the Minnesota Statutes provides that a company's articles of incorporation or bylaws may prohibit such indemnification or place limits upon the same. The Company's articles and bylaws do not include any such prohibition or limitation. As a result, the Company is bound by the indemnification provisions set forth in Section 302A.521 of the Minnesota Statutes.

         As permitted by Section 302A.251 of the Minnesota Statutes, the Articles of Incorporation of the Company provide that a director shall have no personal liability to the Company and its shareholders for breach of his fiduciary duty as a director, to the fullest extent permitted by law. The Agency Agreement contains provisions under which the Company, on the one hand, and the Placement Agent, on the other hand, have agreed to indemnify each other (including officers and directors of the Company and the Placement Agent, and any person who may be deemed to control the Company or the Placement Agent) against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

ITEM 16. EXHIBITS.

     Exhibit     Description of Document

       5         Opinion of Maslon Edelman Borman & Brand, LLP
       23.1      Consent of Arthur Andersen LLP (to be filed by amendment)
       23.2      Consent of Grant Thornton LLP
       23.3      Consent of Grant Thornton LLP
       23.4      Consent of Ernst & Young LLP
       23.5      Consent of Maslon Edelman Borman & Brand, LLP (included in
                 Exhibit 5).
       24        Power of Attorney (included on page II-3).

ITEM 17.  UNDERTAKINGS.

(a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Irving, State of Texas, on August 11, 2000.

                                       PopMail.com, inc., Registrant

                                       By: /s/ Gary W. Schneider
                                          -----------------------------------
                                             Gary W. Schneider
                                             Chief Executive Officer

                                POWER OF ATTORNEY

      Each person whose signature appears below constitutes and appoints Stephen
D. King, Gary W. Schneider, Mark D. Dacko or William M. Mower, each or any of them, such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as such person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Exchange Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

NAME                                        TITLE                                           DATE

/s/ Stephen D. King                     Chairman                                        August 11, 2000
------------------------------------
Stephen D. King

/s/ Gary W. Schneider
------------------------------------    Chief Executive Officer and Director            August 11, 2000
Gary W. Schneider                       (Principal Executive Officer)


/s/ Jesse Berst                         Chief Operating Officer and                     August 11, 2000
------------------------------------    Director
Jesse Berst


/s/ Stephen Spohn                       Chief Financial Officer                         August 11, 2000
------------------------------------    (Principal Financial Officer)
Stephen Spohn

/s/ Thomas W. Orr                       Director                                        August 11, 2000
------------------------------------
Thomas W. Orr



/s/ Mark D. Dacko                       Controller and Secretary                        August 11, 2000
------------------------------------    (Principal Accounting Officer)
Mark D. Dacko


/s/ Michael L. Krienik                  Director                                        August 11, 2000
------------------------------------
Michael L. Krienik


                                        Director                                        August 14, 2000
------------------------------------
Steve Mauldin